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July 31, 2023

Nuveen Floating Rate Income Fund	Nuveen Senior Income Fund
333 West Wacker Drive	333 West Wacker Drive
Chicago, Illinois 60606	Chicago, Illinois 60606

Nuveen Floating Rate Income Opportunity Fund	Nuveen Short Duration Credit Opportunities Fund
333 West Wacker Drive	333 West Wacker Drive
Chicago, Illinois 60606	Chicago, Illinois 60606

Re:	Reorganization of Nuveen Senior Income Fund, Nuveen Floating Rate Income Opportunity Fund and Nuveen Short Duration Credit Opportunities Fund into Nuveen Floating Rate Income Fund

Ladies and Gentlemen:

You have requested our opinion regarding certain U.S. federal income tax consequences of certain transactions undertaken pursuant to the Agreement and Plan of Merger dated as of July 11, 2023 by and among Nuveen Senior Income Fund, a Massachusetts business trust (“Senior Income”), Nuveen Floating Rate Income Opportunity Fund, a Massachusetts business trust (“Income Opportunity”), Nuveen Short Duration Credit Opportunities Fund, a Massachusetts business trust (“Credit Opportunities” and together with Senior Income and Income Opportunity, each a “Target Fund” and collectively, the “Target Funds”), Nuveen Floating Rate Income Fund, a Massachusetts business trust (the “Acquiring Fund”), and NFRIF Merger Sub, LLC, a Massachusetts limited liability company and a direct, wholly-owned subsidiary of the Acquiring Fund (“Merger Sub”) (the “Plan”). The Target Funds and the Acquiring Fund are each referred to herein.as a “Fund” and collectively, as the “Funds.”

The Plan contemplates that (i) each Target Fund will merge pursuant to applicable state law with and into Merger Sub with Merger Sub surviving and with (a) the common shares of beneficial interest of the Target Fund converting into voting common shares of beneficial interest, par value $0.01 per share, of the Acquiring Fund (“Acquiring Fund Common Shares”) and (b) the Taxable Fund Preferred Shares (“TFP Shares”) of the Target Fund converting into voting TFP Shares, par value $0.01 per share and liquidation preference of $1,000 per share, of the Acquiring Fund having all the various rights, preferences and privileges set forth in the Statement Establishing and Fixing the Rights and Preferences of Series B Taxable Fund Preferred Shares (“Acquiring Fund TFP Shares, Series B”) or the Statement Establishing and Fixing the Rights and Preferences of Series C Taxable Fund Preferred Shares (“Acquiring Fund TFP Shares, Series C”), as applicable (collectively, “Acquiring Fund TFP Shares and together with Acquiring Fund Common Shares, “Acquiring Fund Shares”) (each a “Merger” and collectively, the “Mergers”) and (ii) as soon as practicable thereafter Merger Sub will distribute all its assets to the Acquiring Fund and the Acquiring Fund will assume all the liabilities of Merger Sub in complete liquidation and dissolution of Merger Sub (the “Liquidation”). The Mergers and the Liquidation are referred to collectively herein as the “Reorganization.”

         222 North LaSalle Street | Chicago, Illinois 60601 | T +1 312 609 7500 | F +1 312 609 5005

Vedder Price P.C. is affiliated with Vedder Price LLP, which operates in England and Wales, Vedder Price (CA), LLP, which operates in California, and Vedder Price Pte. Ltd., which operates in Singapore.

Nuveen Floating Rate Income Fund

Nuveen Senior Income Fund

Nuveen Floating Rate Income Opportunity Fund

Nuveen Short Duration Credit Opportunities Fund

July 31, 2023

In rendering this opinion, we have examined the Plan and have reviewed and relied upon (i) representations made to us by duly authorized officers of the Funds and Merger Sub in letters dated July 31, 2023 (collectively, the “Representation Letters”) and (ii) the opinion of Stradley Ronon Stevens & Young, LLP dated July 31, 2023 regarding the Acquiring Fund TFP Shares issued in the Mergers being treated as equity of the Acquiring Fund for U.S. federal income tax purposes (the “Equity Opinion”). We have also examined such other agreements, documents, corporate records and other materials as we have deemed necessary in order for us to render the opinions referred to in this letter. In such review and examination, we have assumed the genuineness of all signatures, the legal capacity and authority of the parties who executed such documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the authenticity of the originals of such latter documents.

Our opinion is based, in part, on the assumptions that (i) the Reorganization described herein will occur in accordance with the terms of the Plan (without the waiver or modification of any terms or conditions thereof and without taking into account any amendment thereof that we have not approved) and the facts and representations set forth or referred to in this opinion letter, and that such facts and representations, as well as the facts and representations set forth in the Plan, are true, correct and complete as of the date hereof and will be true, correct and complete as of the date and time of the Closing (as defined in the Plan) (the “Effective Time”) through the date and time of the Liquidation, (ii) any representation set forth in the Representation Letters qualified by knowledge, intention, belief, disclaimer of responsibility or any similar qualification is, and will be as of the Effective Time through the date and time of the Liquidation, true, correct and complete without such qualification, and (iii) the Acquiring Fund TFP Shares issued in the Mergers will be treated as stock of the Acquiring Fund for U.S. federal income tax purposes, which assumption is consistent with the Equity Opinion. You have not requested that we undertake, and we have not undertaken, any independent investigation of the accuracy of the facts, representations and assumptions set forth or referred to herein.

For the purposes indicated above, and based upon the facts, assumptions and representations set forth or referred to herein, it is our opinion, with respect to each Merger, that for U.S. federal income tax purposes:

1. The merger of the Target Fund with and into Merger Sub pursuant to applicable state laws will constitute a “reorganization” within the meaning of section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Acquiring Fund and the Target Fund will each be a “party to a reorganization,” within the meaning of section 368(b) of the Code, with respect to such merger.

2. No gain or loss will be recognized by the Acquiring Fund or Merger Sub upon the merger of the Target Fund with and into Merger Sub pursuant to applicable state laws or upon the liquidation of Merger Sub. (Section 1032(a) of the Code).

3. No gain or loss will be recognized by the Target Fund upon the merger of the Target Fund with and into Merger Sub pursuant to applicable state laws. (Sections 361 (a) and (c) and 357(a) of the Code).

4. No gain or loss will be recognized by the Target Fund’s shareholders upon the conversion of all their shares of the Target Fund solely into Acquiring Fund Shares in the merger of the Target Fund with and into Merger Sub pursuant to applicable state laws, except to the extent the Target Fund’s common shareholders receive cash in lieu of a fractional Acquiring Fund Common Share. (Section 354(a) of the Code).

Nuveen Floating Rate Income Fund

Nuveen Senior Income Fund

Nuveen Floating Rate Income Opportunity Fund

Nuveen Short Duration Credit Opportunities Fund

July 31, 2023

5. The aggregate basis of the Acquiring Fund Shares received by each Target Fund shareholder pursuant to the merger (including any fractional Acquiring Fund Common Share to which a shareholder would be entitled) will be the same as the aggregate basis of the Target Fund shares that were converted into such Acquiring Fund Shares. (Section 358(a)(1) of the Code).

6. The holding period of the Acquiring Fund Shares received by each Target Fund shareholder in the merger (including any fractional Acquiring Fund Common Share to which a shareholder would be entitled) will include the period during which the shares of the Target Fund that were converted into Acquiring Fund Shares were held by such shareholder, provided such Target Fund shares were held as capital assets at the Effective Time. (Section 1223(1) of the Code).

7. The basis of the assets of the Target Fund received by Merger Sub in the merger will be the same as the basis of such assets in the hands of the Target Fund immediately before the Effective Time. (Section 362(b) of the Code).

8. The holding period of the assets of the Target Fund received by Merger Sub in the merger will include the period during which those assets were held by the Target Fund. (Section 1223(2) of the Code).

Notwithstanding anything to the contrary herein, we express no opinion as to the effect of the Reorganization (i) on the Target Funds, the Acquiring Fund, Merger Sub or any Target Fund shareholder with respect to any asset (including without limitation any stock held in a passive foreign investment company as defined in section 1297(a) of the Code) as to which any gain or loss is required to be recognized under U.S. federal income tax principles (a) at the end of a taxable year or upon the termination thereof, or (b) upon the transfer of such asset regardless of whether such transfer would otherwise be a non-taxable transaction under the Code, and (ii) under the alternative minimum tax imposed under section 55 of the Code on any direct or indirect shareholder of a Target Fund that is a corporation.

FACTS

Our opinion is based upon the facts, representations and assumptions set forth or referred to above and the following facts and assumptions, any alteration of which could adversely affect our conclusions.

Each Target Fund has been registered and operated, since it commenced operations, as a closed-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”). Senior Income’s common shares are listed and traded on the New York Stock Exchange (“NYSE”) under the symbol NSL, Income Opportunity’s common shares are listed and traded on the NYSE under the symbol JRO and Credit Opportunities’ common shares are listed and traded on the NYSE under the symbol JSD. Besides common shares, the only other shares each Target Fund currently has outstanding consist of TFP Shares, Series A. All the outstanding common shares and TFP Shares of each Target Fund are treated as equity for U.S. federal income tax purposes. Each Target Fund is treated as a

Nuveen Floating Rate Income Fund

Nuveen Senior Income Fund

Nuveen Floating Rate Income Opportunity Fund

Nuveen Short Duration Credit Opportunities Fund

July 31, 2023

corporation for U.S. federal income tax purposes, has elected to be taxed as a regulated investment company under section 851 of the Code for all its taxable years, including without limitation the taxable year in which its respective Merger occurs, and has qualified and will continue to qualify for the tax treatment afforded regulated investment companies under the Code for each of its taxable years, including without limitation the taxable year in which its respective Merger occurs.

The Acquiring Fund similarly has been registered and operated, since it commenced operations, as a closed-end management investment company under the 1940 Act. The Acquiring Fund Common Shares are listed and traded on the NYSE under the symbol JFR. In addition, the Acquiring Fund currently has outstanding one series of TFP Shares — Acquiring Fund TFP Shares, Series A. As part of the Reorganization, the Acquiring Fund will issue two new series of Acquiring Fund TFP Shares—Acquiring Fund TFP Shares, Series B and Acquiring Fund TFP Shares, Series C. All the outstanding shares of the Acquiring Fund are treated as equity for U.S. federal income tax purposes and all the Acquiring Fund Shares to be issued in the Mergers will be treated as equity of the Acquiring Fund for U.S. federal income tax purposes. The Acquiring Fund is treated as a corporation for U.S. federal income tax purposes, has elected to be taxed as a regulated investment company under section 851 of the Code for all its taxable years, including without limitation the taxable year in which the Mergers occur, and has qualified and will continue to qualify for the tax treatment afforded regulated investment companies under the Code for each of its taxable years, including without limitation the taxable year in which the Mergers occur.

Merger Sub is a newly formed Massachusetts limited liability company and a direct, wholly-owned subsidiary of the Acquiring Fund that is and has been since the date of its organization disregarded as an entity separate from its owner within the meaning of section 301.7701-3 of the Treasury Regulations. Merger Sub has not elected, and will not elect, to be classified, with effect as of or prior to the Liquidation, as an association taxable as a corporation pursuant to section 301.7701-3 of the Treasury Regulations.

Upon satisfaction of certain terms and conditions set forth in the Plan, at the Effective Time each Target Fund will merge pursuant to applicable state law with and into Merger Sub with Merger Sub surviving and the common shares of the Target Fund will convert into Acquiring Fund Common Shares and the TFP Shares of the Target Fund will convert into Acquiring Fund TFP Shares. Pursuant to such state law and without any further action or deed being required, as of the Effective Time, all the rights, privileges, powers, assets, property and liabilities of each Target Fund and Merger Sub will become the rights, privileges, powers, assets, property and liabilities of Merger Sub and the separate legal existence of each Target Fund shall cease for all purposes. Each common share of each Target Fund outstanding immediately prior to the Effective Time will be converted into a number of Acquiring Fund Common Shares equal to one multiplied by the quotient of the net asset value per common share of the Target Fund as of the Valuation Time (as defined in the Plan) divided by the net asset value of an Acquiring Fund Common Share as of the Valuation Time. Each outstanding TFP Share of Senior Income and Income Opportunity will be converted into one Acquiring Fund TFP Share, Series B and each outstanding TFP Share of Credit Opportunities will be converted into one Acquiring Fund TFP Share, Series C. The Acquiring Fund TFP Shares issued in each Merger will have the same liquidation preference and value as of the Effective Time as the TFP Shares of the Target Fund outstanding at the Effective Time and the terms of the Acquiring Fund TFP Shares received by a holder of TFP Shares of the Target Fund will be substantially similar as the terms of the Target Fund TFP Shares surrendered by such shareholder in the Merger. No fractional Acquiring Fund Common Shares will be issued to Target Fund shareholders in connection with any Merger. In lieu thereof, the Acquiring Fund’s transfer agent, on behalf of the shareholders entitled to receive fractional Acquiring Fund Common Shares, will aggregate all fractional Acquiring Fund Common Shares and sell the resulting whole shares on the NYSE for the account of all shareholders of fractional interests, and each such shareholder will be entitled to a pro rata share of the proceeds from such sale.

Nuveen Floating Rate Income Fund

Nuveen Senior Income Fund

Nuveen Floating Rate Income Opportunity Fund

Nuveen Short Duration Credit Opportunities Fund

July 31, 2023

As a result of each Merger, every common shareholder of the Target Fund will own Acquiring Fund Common Shares (including for this purpose any fractional shares to which they would be entitled) that will have an aggregate per share net asset value as of the Valuation Time equal to the aggregate per share net asset value of the Target Fund common shares held by such shareholder as of the Valuation Time and each holder of Target Fund TFP Shares will own Acquiring Fund TFP Shares with an aggregate liquidation preference and value as of the Effective Time equal to the aggregate liquidation preference and value of the Target Fund TFP Shares held by such shareholder as of the Effective Time.

As soon as practicable after the Effective Time, Merger Sub will dissolve under applicable state law and the Acquiring Fund will assume all Merger Sub’s liabilities and obligations, known and unknown, contingent or otherwise, whether or not determinable, and Merger Sub will distribute to the Acquiring Fund, which will be the sole member of Merger Sub at such time, all the assets of Merger Sub in complete liquidation of its interest in Merger Sub in accordance with a plan of dissolution adopted by Merger Sub.

Following each Merger, the Acquiring Fund (directly or indirectly through Merger Sub) will continue the Target Fund’s historic business in that it will have an investment objective and investment strategies, policies, risks and restrictions similar to those of the Target Fund. In addition, the Acquiring Fund will use a significant portion of the Target Fund’s historic business assets in its business. At the Effective Time, at least thirty-four percent (34%) of the total fair market value of each Target Fund’s portfolio assets will meet the investment objective, strategies, policies, risks and restrictions of the Acquiring Fund. No Target Fund altered, or will alter, its portfolio in connection with the Reorganization to meet this thirty-four percent (34%) threshold. No Fund modified any of its investment objective, strategies, policies, risks or restrictions in connection with the Reorganization and the Acquiring Fund has no plan or intention to change any of its investment objective, strategies, policies, risks or restrictions after the Mergers.

In approving a Merger, the Board of Trustees of each Fund (collectively, the “Boards”) participating in such Merger determined that the Plan and the transactions contemplated thereunder are in the best interests of its Fund and that the interests of the shareholders of its Fund will not be diluted as a result of the Merger. In making such determination, the Boards considered a number of factors as set forth under the heading “Proposal No. 1 — Merger of Each Target Fund into the Acquiring Fund — Information about the Mergers — Reasons for the Mergers” in the Joint Proxy Statement/Prospectus dated March 30, 2023 relating to the Registration Statement (as defined below).

CONCLUSION

Based on the foregoing, it is our opinion with respect to each Merger (subject to the conditions and limitations set forth above) that the merger under applicable state law of the Target Fund with and into Merger Sub with Merger Sub surviving, in accordance with the terms of the Plan, will qualify as a reorganization under section 368(a)(1) of the Code.

Nuveen Floating Rate Income Fund

Nuveen Senior Income Fund

Nuveen Floating Rate Income Opportunity Fund

Nuveen Short Duration Credit Opportunities Fund

July 31, 2023

The opinions set forth above (subject to the conditions ana limitations set fortn above) witn respect to (i) the nonrecognition of gain or loss by the Target Funds, the Acquiring Fund and Merger Sub, (ii) the basis and holding period of the assets received by Merger Sub, (iii) the nonrecognition of gain or loss by each Target Fund’s shareholders upon the receipt of the Acquiring Fund Shares, except with respect to cash received in lieu of a fractional Acquiring Fund Common Share, and (iv) the basis and holding period of the Acquiring Fund Shares received by each Target Fund’s shareholders follow as a matter of law from the opinion that the transfers under the Plan will qualify as reorganizations under section 368(a)(1) of the Code.

The opinions expressed in this letter are based on the Code, the Income Tax Regulations promulgated by the Treasury Department thereunder and judicial authority reported as of the date hereof. We have also considered the positions of the Internal Revenue Service (the “Service”) reflected in published and private rulings. Although we are not aware of any pending changes to these authorities that would alter our opinions, there can be no assurances that future legislative or administrative changes, court decisions or Service interpretations will not significantly modify the statements or opinions expressed herein. We do not undertake to make any continuing analysis of the facts or relevant law following the date of this letter or to notify you of any changes to such facts or law.

Our opinion is limited to those U.S. federal income tax issues specifically considered herein. We do not express any opinion as to any other federal tax issues, or any state, local or foreign tax law issues, arising from or related to the transactions contemplated by the Plan. Although the discussion herein is based upon our best interpretation of existing sources of law and expresses what we believe a court would properly conclude if presented with these issues, no assurance can be given that such interpretations would be followed if they were to become the subject of judicial or administrative proceedings.

This opinion is furnished to the Funds for their benefit in connection with the Reorganization and is not to be relied upon, for any other purpose, in whole or in part, without our express prior written consent. Shareholders of the Funds may rely on this opinion, it being understood that we are not establishing any attorney-client relationship with any shareholder of any of the Funds. This letter is not to be relied upon for the benefit of any other person.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form N-14 (File No. 333-269484) relating to the Reorganization filed by the Acquiring Fund with the Securities and Exchange Commission (the “Registration Statement”); to the discussion of this opinion in the Joint Proxy Statement/Prospectus dated March 30, 2023 relating to the Registration Statement and in the Proxy Statement for holders of TFP Shares of the Funds dated March 30, 2023 (the “TFP Proxy Statement”); and to the use of our name and to any reference to our firm in the Registration Statement and TFP Proxy Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Vedder Price P.C.
VEDDER PRICE P.C.